EXHIBIT 99.1

Solar Wind Energy Tower’s

First Solar Wind Downdraft Tower Approved in Arizona

Annapolis, MD – April 28, 2014 – Solar Wind Energy Tower, Inc. (OTCQB: SWET, the “Company”), the inventor of large Solar Wind Downdraft Tower structures capable of producing abundant, inexpensive electricity, today is pleased to announce that on Wednesday, April 23, 2014, the City Council of San Luis, Arizona, unanimously approved a “Development and Protected Development Rights Agreement” which guarantees the necessary local entitlements for development of the first Solar Wind Downdraft Tower in the City of San Luis, AZ. on the site under contract as announced last week. Having this agreement in place accelerates development enabling the project to produce electricity as early as 2018. The agreement was executed at the Council meeting by San Luis Mayor Gerardo Sanchez and Solar Wind Energy Tower CEO Ron Pickett.

On April 11, 2014 the Company executed an option agreement to purchase a site encompassing over 600 acres of land within the City of San Luis, Arizona, which was recorded in Yuma County, Arizona.

The site is convenient to highways, rail service, public utilities, as well as the electrical substation for the city of San Luis. The water needed for operations of the Tower will be provided by the City of San Luis at an agreed upon contract rate for a minimum period of 50 years. That combined with its convenience and ideal weather conditions make this site a perfect location for the Company’s first Solar Wind Downdraft Tower.

left to right: Council Member Marco A. Pinzon, Council Member Africa Luna-Carrasco, Council Member Joe Harper, Vice-Mayor Matias Rosales, seated, Mayor Gerardo Sanchez, Ronald Pickett , CEO of Solar Wind Energy and Council Member Maria C. Ramos

Ron Pickett, CEO of Solar Wind Energy Tower, Inc. stated, “This is the most significant event in the history of our Company. Together with our expert Teaming Partners, we have devoted over three years to the research and development of this ‘Game-Changing’ energy solution and are thrilled to see our vision coming to fruition. This milestone allows us to advance into definitive discussions with power purchasers, potential joint venture partners, and financing sources which will enable the Tower to be built on time and within budget.”

Pickett added, “It gives us great pleasure to see Solar Wind Energy Tower transitioning from a “Development Stage” company to that of a full scale “Development” company. Together with our partners, we remain committed to bringing our renewable energy Towers online in the City of San Luis, other parts of the U.S. and worldwide to meet increasing energy demands, all while reducing our carbon footprint, creating jobs and contributing to local economies.”

Although the Company’s standard business model now and will continue to be the licensing of its patented process and know-how to developers around the world, management chose to devote significant resources to guarantee that a site could be developed in the U.S. and become a standard of highly efficient, affordable, renewable energy production moving forward. Once all the component parts for a successful first Tower Project in San Luis are in place, Solar Wind Energy is confident that the door will swing wide open for additional projects in the U.S. and around the globe.”

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About Solar Wind Energy Tower, Inc.

Solar Wind Energy Tower, Inc., and its wholly owned commercializing subsidiary, Solar Wind Energy, Inc., is the inventor of the patented Solar Wind Downdraft Tower which uses state of the art technologies and construction systems to produce abundant, inexpensive electricity, 24 hours a day, 7 days a week. The Company has secured the site for its first tower project in the U.S. in the City of San Luis, Arizona and may have its first Tower ready for operation there as soon as 2018. Aside from the development of this Tower, the Company is focused on licensing its development know-how and establishing partnerships at home and abroad to propagate Tower projects and in turn, it will receive licensing fees for territories, development fees during construction, and recurring royalty fees based on the actual kilowatt hours produced by the Tower. Solar Wind Energy has assembled a team of experienced business professionals, engineering and scientific consultants with the proven ability to bring this solution to market. The Company’s core objective and focus is to become a leading enabler of clean, efficient renewable energy to the world communities, at a reasonable cost, without the destructive residuals of fossil fuels, while continuing to generate innovative technological solutions to meet tomorrow’s electrical power needs. Solar Wind Energy has filed and been issued patents that the Company believes will further enhance this potentially revolutionary technology. Solar Wind Energy, Inc., based in Annapolis, MD, is traded on the OTCQB under the symbol ‘SWET’. For more information visit www.solarwindenergytower.com, www.facebook.com/pages/Solar-Wind-Energy-Tower/ and www.twitter/SWETower.com.

Innovative Renewable Hybrid Solar / Wind Energy Technology

The simplicity of the Company’s hybrid solar/wind technology solution is found in its ability to harness the natural power of a downdraft created within the confines of its Tower structure, a hollow cylinder reaching skyward into the hot, dry atmosphere heated by the solar rays of the sun. The water introduced by the injection system near the top of the Tower evaporates and is absorbed by the hot, dry air. The air becomes cooler, denser and heavier than the outside warmer air and falls through the cylinder at speeds up to and in excess of 50 mph. The air is then diverted into wind tunnels surrounding the base of the Tower where turbines inside the tunnels power generators to produce electricity.

The Company has successfully managed to economize the Tower, reducing capital costs and improving projected financial performance. This development was made possible by utilizing the Company’s Energy Generation Calculator software, which can calculate and predict energy production of a Tower given a site’s local weather data. By feeding the weather data into the program, the Tower’s height and diameter can be adjusted along with the amount of water added as fuel to create a desired amount of energy. The outcome dictates the optimum size of the Tower’s height and width. Under the most recent design specifications, the first Tower in San Luis, Arizona has a design capacity on an hourly basis of up to 1,250 megawatt hours, gross. Due to lower capacities during winter days, the average hourly output per day for sale to the grid for the entire year is approximately 435 megawatt hours.

Contact:

Solar Wind Energy, Inc.

1997 Annapolis Exchange Parkway

Suite 300

Annapolis, Maryland 21401

Phone: 410-972-4713

E-mail: Info@swetower.com

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release may constitute "forward-looking statements". Actual results may differ materially from those projected in forward-looking statements. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate revenues, if any, due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s various filings with the Securities and Exchange Commission (SEC).

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